Exhibit 99.1

Contact:	L-3 Communications
Corporate Communications 212-697-1111

For Immediate Release

L-3 Elects General Lloyd W. Newton to Its Board of Directors

NEW YORK, September 11, 2012 – L-3 Communications (NYSE: LLL) announced today that General Lloyd W. “Fig” Newton (U.S. Air Force – retired) has been elected to its board of directors. Following this election, the company’s board is comprised of 10 members, nine of whom are independent directors.

“I am very pleased to welcome General Newton to L-3’s board of directors,” said Michael T. Strianese, L-3’s chairman, president and chief executive officer. “He is a distinguished military veteran and L-3 will benefit from his leadership experience and broad industry knowledge. General Newton’s demonstrated success in both corporate and military environments makes him a valuable addition to the L-3 board.”

Throughout his 34-year military career, General Newton served in a number of command and staff positions in the U.S. Air Force. From 1997 until his retirement in 2000, he was commander of the Air Education and Training Command, where he was responsible for the recruiting, training and education of Air Force personnel. His command included 13 bases, more than 43,000 active duty personnel and 14,000 civilians. He also served as an Air Force congressional liaison officer with the U.S. House of Representatives. During his career, he was decorated for distinguished service and received several major military and honorary academic awards. A combat aviator with more than 4,000 flight hours, General Newton was also a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds.

Following his retirement from the Air Force, General Newton was executive vice president of Pratt & Whitney Military Engines until 2006. He continues to serve on several corporate boards and educational institutions, including the National Business Aviation Association (NBAA). He was also a member of the President’s Commission on White House Fellowships.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms.

L-3 Elects General Lloyd W. Newton to Its Board of Directors	Page 2

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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